EXHIBIT 10.1A

May 24, 2002

VIA FACSIMILE AND FEDERAL EXPRESS
Mr. Roger E. Brooks
President & CEO
Intelligent Controls, Inc.
74 Industrial Park Road
P.O. Box 638
Saco, Maine 04072

Re:  AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER

Dear Roger:

      Reference is made to that certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of April 25, 2002, by and among Franklin Electric Co., Inc. ("Franklin"), FEI Corporation, and Intelligent Controls, Inc. (the "Company"). Capitalized terms used in this letter and not otherwise defined in this letter shall have the respective meanings ascribed to them in the Merger Agreement.

      1. EXTENSION OF TERMINATION DATE (Section 7.1(b)(ii)). The parties agree that all references to the date "June 30, 2002" in Section 7.1(b)(ii) of the Merger Agreement shall be deleted and replaced with the date "July 31, 2002".

      2.   PROVISION FOR EXERCISE OF STOCK OPTIONS ON A NET BASIS (Sections
1.11 and 5.1(b)).

           (a) The parties agree that Section 1.11 of the Merger Agreement shall be amended to add the following language at the end of that
      Section:

                  "Prior to the Effective Time, the Company may make arrangements for the "net" exercise of otherwise exercisable Stock Options that constitute Incentive Stock Options under Section 422(b) of the Internal Revenue Code, as provided in Section 5.1(b) below, in which case the shares issued upon exercise shall, at the Effective Time, be converted into the right to receive the Merger Consideration, as provided in Section 1.9(a) above."

            (b) The parties further agree that Section 5.1(b) of the Merger Agreement shall be amended to add the following language at the end of that sub-paragraph:

                  "; provided however, that the Company may offer holders of otherwise exercisable Incentive Stock Options an opportunity to exercise those options on a "net" basis, meaning that the holders shall pay the exercise price of the Stock Option and any applicable taxes by having the Company withhold from the shares subject to the Stock Option that number of shares (valued at $3.95 per share or such lesser price per share as the Company may specify) having an aggregate value equal to the exercise price of the Stock Option plus the amount of any applicable taxes; further provided that as a condition to any such net exercise, the holder of the Stock Option must provide a release (in form and substance approved by the Company and Franklin) stating that any unvested Stock Options held by the holder as of the Effective Time shall terminate and shall no longer be exercisable."

      3. ALL OTHER TERMS REMAIN IN EFFECT. Except as set forth in this letter, all other terms and provisions of the Merger Agreement shall remain in full force and effect.

      If you are in agreement with the foregoing, please so indicate by signing a copy of this letter in the space provided below and returning it to Franklin.


                                       FRANKLIN ELECTRIC CO., INC.

                                       By: /s/ Jess B. Ford
                                               Jess B. Ford
                                               Senior Vice President


                                       FEI CORPORATION

                                       By: /s/ Jess B. Ford
                                               Jess B. Ford
                                               Senior Vice President


Agreed and Accepted
As of May 28, 2002


INTELLIGENT CONTROLS, INC.

By: /s/ Roger E. Brooks
        Roger E. Brooks
        President & CEO